Exhibit (b)(v) under Form N-1A
                                           Exhibit 3(ii) under Item 601/Reg. S-K




                                  AMENDMENT #7
                                 TO THE BY-LAWS
                                       OF
                          FEDERATED INSTITUTIONAL TRUST

                          Effective September 21, 2004

     Insert the following into Article II, Power and Duties of Trustees and Officers and renumber Section 10 as Section 11:

     Section 10. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.